NOTICE TO SHAREHOLDERS (Unaudited)

Annual Meeting Results

An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The funds shareholders elected the following nine directors:

                          Shares      Shares Withholding
                         Voted For    Authority to Vote
Benjamin R. Field III .. 3,945,949         80,335
Mickey P. Foret ........ 3,945,949         80,335
Roger A. Gibson ........ 3,945,949         80,335
Victoria J. Herget ..... 3,945,142         81,142
Leonard W. Kedrowski ... 3,944,293         81,991
Richard K. Riederer..... 3,944,293         81,991
Joseph D. Strauss....... 3,945,249         81,035
Virginia L. Stringer ... 3,943,700         82,584
James M. Wade .......... 3,945,949         80,335

2. The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending November 30, 2004.
The following votes were cast regarding this matter:

  Shares       Shares                     Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 3,754,666    257,959        13,659         -